Securities and Exchange Commission
                             Washington, D.C. 20549



                                    Form 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                December 26, 2000
                       (Date of earliest event reported):



                          Eldorado Financial Group, Inc
             (Exact name or registrant as specified in its charter)



FLORIDA                           0-10999                       59-2025386
(State or other            (Commission File No.)            (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)

                       211 West Wall, Midland, Texas 79701
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (915) 682-1761

Item 5.  Other Events.

On December 26, 2000 the Company canceled a total of 833,485 shares of its common stock.

All of such shares had been issued improperly by the Company's former management, inasmuch as no corporate authorization of the issuances existed and no consideration was received by the Company for such shares. Specifically, the cancellations were as follows:

400,000 shares were purchased by the current majority stockholder from a former officer of the Company for a cash consideration of $15,000 and returned to the Company's treasury with no consideration received by the majority stockholder.

403,485 shares issued to former officers, directors and individuals. These shares were issued improperly as (A) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (B) no consideration was received by the Company for such shares. Many of the certificates representing these shares were never delivered and were in the possession of the transfer agent.

30,000 shares issued to a company in anticipation of fees due for investment banking activities. These shares were issued improperly as (A) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, and (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees As a result of the cancellation of the 833,485 shares of Company common stock, the Company currently has 9,156,515 shares outstanding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 26, 2000

Eldorado Financial Group, Inc.


By:  /s/ Glenn A. Little
   ------------------------------
   Glenn A. Little as President